EXHIBIT 8(b)





                                October 2, 1995



Blount, Inc.
4520 Executive Park Drive
Montgomery, AL  36116-1602

         Re: Plan and Agreement of Merger by and among HBC, Incorporated, HBC Transaction Subsidiary, Inc. and Blount, Inc.
                 ------------------------------------------------------------

Ladies and Gentlemen:

                 You have requested the opinion of Sutherland, Asbill & Brennan, as special tax counsel to Blount International, Inc., formerly HBC, Incorporated, a Delaware corporation ("HBC"), regarding the transactions contemplated by that certain Plan and Agreement of Merger dated August 17, 1995, (the "Merger Agreement"), by and among HBC, HBC Transaction Subsidiary, Inc., a Delaware corporation ("T-Sub"), and Blount, Inc., a Delaware corporation ("Blount"). Specifically, you have requested us to opine that the merger of T-Sub with and into Blount (the "Merger") pursuant to the Merger Agreement will constitute a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the shareholders of Blount upon the receipt solely of HBC voting common stock in exchange for their Blount common stock upon consummation of the Merger.

                 This opinion is being rendered pursuant to Section 9.1 of the Merger Agreement and in connection with the registration statement on Form S-4 (the "Registration Statement") being filed on behalf of Blount and HBC with the Securities Exchange Commission under the Securities Act of 1933, as amended, in connection with the Merger. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

                 In rendering the opinion set forth below, we have examined and relied upon the originals or copies of the Merger Agreement, and upon the representations given to us by letter from Blount of even date herewith, and by letter from HBC of even date herewith, each as contained and described in the representations section of this letter (the "Representation Letters"), and such other documents and materials as we have deemed necessary as a basis for
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Blount, Inc.
October 2, 1995
Page 2

such opinion. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, and, as to factual matters, the veracity of written statements made by officers and other representatives of Blount and HBC in such documents, agreements and instruments and in the Representation Letters. We also have relied upon the Merger Agreement and the Registration Statement as being complete and accurate descriptions of the facts pertaining to the parties to the Merger Agreement and to the transactions to be effected and undertaken pursuant to the Merger Agreement. A summary of these facts, representations and transactions is set forth below.

                                     FACTS

                 Immediately prior to the Merger, HBC will own 100% of the capital stock of T-Sub. T-Sub was incorporated on July 27, 1995, and has neither held any business assets nor conducted any business operations from the date of its incorporation through the Effective Time of the Merger.
Furthermore T-Sub has had no purpose or function other than to facilitate the acquisition by HBC of Blount common stock pursuant to the Merger Agreement.

                 Blount is a corporation organized pursuant to the laws of the State of Delaware, and is the common parent of an affiliated group of corporations that file consolidated federal income tax returns. As of May 31, 1995, Blount had the following three classes of capital stock authorized:
40,000,000 shares of Class A common stock having a par value of $1.00 per share (the "Blount Class A Common Stock"), 12,000,000 shares of Class B common stock having a par value of $1.00 per share (the "Blount Class B Common Stock," together with the Blount Class A Common Stock the "Blount Common Stock"), and 4,456,855 shares of preferred stock (the "Blount Preference Stock"). As of May 31, 1995, 8,646,149 shares of Blount Class A Common Stock were issued and outstanding, 3,978,492 shares of Blount Class B Common Stock were issued and outstanding, and no shares of Blount Preference Stock were issued and outstanding. At all times after May 31, 1995 and prior to the Effective Time of the Merger, the number of shares of Blount Class A Common Stock and of Blount Class B Common Stock issued and outstanding will be substantially similar to the number of shares of such respective classes of Blount Common Stock issued and outstanding as of May 31, 1995. No shares of Blount Preference Stock will be issued or outstanding prior to the Effective Time of the Merger and no shares of Blount Preference Stock will be issued pursuant to the Merger Agreement. The Blount Class A Common Stock is entitled to elect 25% of the board of directors of Blount, is entitled to one-tenth of a vote per share on all other matters, and, in any quarter during which a cash dividend is declared, is entitled to receive $.0125 per share in addition to the amount of dividend payable on a share of Blount Class B Common Stock for such quarter. The Blount Class B Common Stock is entitled to elect 75% of the board of directors of Blount and is entitled to one vote per share on all other matters upon which the shareholders are entitled to vote. Each share of Blount Class B Common Stock is convertible at any time at the option of
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Blount, Inc.
October 2, 1995
Page 3

the holder into one share of Blount Class A Common Stock. The Blount Common Stock is publicly held and publicly traded on the American Stock Exchange.

                 HBC owns 2,075,048 shares of Blount Class A Common Stock, and 2,803,232 shares of Blount Class B Common Stock, which shares of Blount Common Stock were originally acquired by HBC through a contribution to its capital by its shareholders in October, 1979. The shares of Blount Common Stock owned by HBC represent approximately 62.17% of the total voting power of all classes of Blount Common Stock, the shares of Blount Class A Common Stock owned by HBC represent approximately 24.00% of the total number of such Class A shares issued and outstanding, and the shares of Blount Class B Common Stock owned by HBC represent approxi-mately 70.46% of the total number of such Class B shares issued and outstanding.

                 HBC is a corporation organized pursuant to the laws of Delaware. Prior to the Recapitalization (as defined below), HBC had the following three classes of capital stock authorized: 9,750 shares of common stock having a par value of $.10 per share (the "Old HBC Common Stock"); 12,100 shares of Class A preferred stock having a par value of $.10 per share (the "HBC Class A Preferred Stock"), and 550 shares of Class B preferred stock having a par value of $.10 per share (the "HBC Class B Preferred Stock").
Prior to the Recapitalization 9,375 shares of Old HBC Common Stock were issued and outstanding; 11,000 shares of HBC Class A Preferred Stock were issued and outstanding, and 498 shares of HBC Class B Preferred Stock were issued or outstanding, and the foregoing numbers of shares will be issued and outstanding immediately prior to the Recapitalization (as defined below).

                 Prior to the Effective Time of the Merger The Blount Holding Company, L.P., a Delaware limited partnership (the "Partnership") will be organized under the laws of the State of Delaware by the filing of a certificate of limited partnership. Immediately prior to the Effective Time of the Merger, 7,027.2250 shares of Old HBC Common Stock, 11,000 shares of HBC Class B Preferred Stock, and 498 shares of HBC Class B Preferred stock will have been contributed to the capital of the Partnership by the shareholders of HBC.

                 Immediately prior to the Effective Time of the Merger, HBC will undergo a recapitalization (the "Recapitalization"), pursuant to which each issued and outstanding share of Old HBC Common Stock (other than those held by the Partnership) will be converted into and exchanged for 709.8210 shares of a new issue of Class A common stock having a par value of $.01 per share (the "HBC Class A Common Stock"); each issued and outstanding share of Old HBC Common Stock held by the Partnership will be converted into and exchanged for 158.8703 shares of HBC Class A Common Stock and 534.9920 shares of a new issue of Class B common stock having a par value of $.01 per share (the "HBC Class B Common Stock," together with the HBC Class A Common Stock the "New HBC Common Stock"); each issued and outstanding share of HBC Class A Preferred Stock will be converted into and exchanged for 28.6706 shares of HBC Class A Common Stock and 38.7319 shares of HBC Class B Common Stock; and each
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Blount, Inc.
October 2, 1995
Page 4

issued and outstanding share of HBC Class B Preferred Stock will be converted into and exchanged for 28.6706 shares of HBC Class A Common Stock and 38.7319 shares of HBC Class B Common Stock.

                 The HBC Class A Common Stock will be entitled to elect 25% of the board of directors of HBC, will be entitled to one-tenth of a vote per share on all other matters, and in any quarter that a cash dividend is declared, will be entitled to receive $.0083 1/3 per share in addition to the amount of dividend payable with respect to a share of HBC Class B Common Stock for such quarter. The HBC Class B Common Stock will be entitled to elect 75% of the board of directors of HBC and will be entitled to one vote per share on all other matters upon which the shareholders are entitled to vote. Each share of HBC Class B Common Stock will be convertible at any time at the option of the holder into one share of HBC Class A Common Stock.

                 As of the Effective Time of the Merger, the Partnership will own 1,446,072 shares of HBC Class A Common Stock and 4,204,848 shares of HBC Class B Common Stock. Each of Winton M. Blount III, Thomas A. Blount, S. Roberts Blount and Joseph W. Blount will own 333,300 shares of HBC Class A Common Stock, Katherine Blount Miles will own 203,357 shares of HBC Class A Common Stock, and a trust for the benefit of Katherine Blount Miles will own 129,943 shares of HBC Class A Common Stock.

                           THE PROPOSED TRANSACTIONS

                 Pursuant to the terms and conditions set forth in the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the following transactions will take place:

                 (1) T-Sub will merge with and into Blount, the separate corporate existence of T-Sub will terminate and Blount will be the surviving corporation.

                 (2) Each two shares of Blount Class A Common Stock issued and outstanding at the Effective Time of the Merger, other than those shares held at such time by HBC, will be exchanged for three shares of HBC Class A Common Stock, and each two shares of Blount Class B Common Stock issued and outstanding at the Effective Time of the Merger will be exchanged for three shares of HBC Class B Common Stock, all as set forth in Section 1.1(c) of the Merger Agreement. Consequently all of the issued and outstanding shares of Blount at the Effective Time of the Merger other than those shares already owned by HBC will be acquired by HBC pursuant to the Merger Agreement.

                 (3) No fractional shares of HBC stock will be issued in the Merger; each Blount shareholder who would otherwise be entitled to receive a fractional share interest, if any, will receive cash in lieu of a fractional share.
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Blount, Inc.
October 2, 1995
Page 5


                 (4)     The stock of T-Sub will be canceled.

                 (5) The shares of Blount owned by HBC, including those shares acquired by HBC pursuant to the Merger, will be converted into 1,000 shares of Blount Common Stock in the aggregate, and Blount will be a wholly owned subsidiary of HBC.

                 (6) Under the DGCL, no shareholder of Blount will have any rights of dissent with respect to the merger.

                 (7) Immediately prior to the Merger, the formation of the Partnership and the Recapitalization, the board of directors of HBC will declare and HBC will pay to the stockholders of HBC a dividend of all of the cash and property of HBC other than capital stock of Blount and other than cash and other property having a fair market value in the amount of Five Hundred Thousand Dollars ($500,000.00).

                 The reasons for which the transactions contemplated by the Merger Agreement are being undertaken are set forth in the proxy statement which is being filed in connection with the Registration Statement, under the caption "REASONS FOR THE MERGER."

                                REPRESENTATIONS

REPRESENTATIONS OF HBC

                 The following written representations have been made to us by HBC, and with your consent and the consent of HBC, we have relied upon the accuracy and validity of these representations in rendering our opinion:

                 (i) T-Sub was formed solely for the purpose of effectuating the acquisition of Blount Common Stock by HBC pursuant to the Merger, and at the Effective Time of the Merger T-Sub will not have conducted any business operations or have held any business assets.

                 (ii) The ratio for the exchange of shares of Blount Common Stock for HBC Common Stock was negotiated through arm's length bargaining between HBC and an independent committee of the Blount Board of Directors, and, as a result, the fair market value of the HBC Common Stock to be received by each holder of Blount Common Stock (other than HBC) pursuant to the Merger Agreement will be approximately equal to the fair market value of the Blount Common Stock surrendered in the exchange.

                 (iii) To the best of the knowledge of the management of HBC, there is no plan or intention on the part of the stockholders of Blount to sell, exchange or otherwise dispose of a number of the shares of HBC Common Stock to be received by them in the Merger that would reduce the Blount stockholders' ownership of HBC Common Stock to a number of shares having
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Blount, Inc.
October 2, 1995
Page 6

a value, determined as of the Effective Time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of Blount exchanged by them in the Merger as of the same date. For purposes of this representation, shares of Blount Common Stock exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of HBC Common Stock will be considered as having been sold, exchanged or otherwise disposed of by the holders thereof. In addition, the management of HBC is not aware of any sales, exchanges or other dispositions of Blount Common Stock by any holders thereof prior to the Effective Time of the Merger which were made in contemplation of the Merger.

                 (iv) HBC has no plan or intention to cause Blount to issue additional shares of any class of capital stock of Blount that would result in HBC losing control of Blount within the meaning of Section 368(c) of the Code.

                 (v) HBC has no plan or intention to do any of the following: to liquidate Blount; to merge Blount with or into another corporation; to cause Blount to sell or otherwise dispose of any of its assets, except for dispositions to be made in the ordinary course of Blount's business; or to sell or otherwise dispose of any of the Blount Common Stock (whether previously owned or acquired by HBC pursuant to the Merger), except for transfers to controlled subsidiary corporations as described in Section 368(a)(2)(C) of the Code.

                 (vi) HBC has no plan or intention to reacquire any of the HBC Common Stock issued pursuant to the Merger.

                 (vii) The stockholders of Blount will pay the expenses, if any, which they incur in connection with the Merger. None of Blount, HBC or T-Sub will pay any of the expenses of the stockholders of Blount, if any, incurred in connection with the Merger. HBC will pay or assume only those expenses of Blount incurred in connection with the Merger that are "solely and directly related to the reorganization" in accordance with the guidelines contained in Rev. Rul. 73-54, 1973-1 C.B. 18. HBC and T-Sub will not, however, transfer money or any property directly to Blount or to the stockholders of Blount for the purpose of paying reorganizational expenses of Blount.

                 (viii) Except for cash issued in lieu of fractional shares of HBC Common Stock, HBC will acquire Blount Common Stock solely in exchange for HBC Common Stock. For purposes of this representation, Blount Common Stock redeemed for cash or other property furnished by HBC will be considered as having been acquired by HBC for consideration other than HBC Common Stock. Furthermore, none of the Blount Common Stock acquired by HBC will be subject to any liabilities as of the Effective Time of the Merger, and HBC will not assume any liabilities of Blount stockholders in connection with the Merger Agreement.

                 (ix) To the best of the knowledge of the management of HBC, at the Effective Time of the Merger Blount will not have outstanding any warrants, options, convertible
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Blount, Inc.
October 2, 1995
Page 7

securities, or any other type of right pursuant to which any person could acquire capital stock of Blount which, if exercised or converted, would affect HBC's acquisition or retention of control of Blount, as such term is defined in
Section 368(c) of the Code.

                 (x) HBC has not acquired, directly or indirectly, any shares of Blount capital stock during the five-year period ending at the Effective Time of the Merger.

                 (xi) Following the Merger HBC will cause Blount to continue its historic business or to use a significant portion of its historic assets in the conduct of a business.

                 (xii) HBC is not an investment company as such term is defined in Section 368(a)(2)(F)(iii) of the Code.

                 (xiii) There will be no rights of dissent with respect to the Merger, and there will be no dissenters to the Merger under the DGCL.

                 (xiv) To the best of the knowledge of the management of HBC, as of the Effective Time of the Merger the fair market value of the assets of Blount will exceed the sum of the liabilities of Blount plus the liabilities, if any, to which the assets of Blount are subject.

                 (xv) The payment of cash in lieu of fractional shares of HBC Common Stock is solely for the purpose of avoiding the expense and inconvenience to HBC of issuing fractional shares, and does not represent separately bargained-for consideration in the Merger. Furthermore, the total amount of cash consideration in lieu of fractional shares of HBC that will be paid to the Blount stockholders pursuant to the Merger Agreement will not exceed one percent (1%) of the total consideration issued in the Merger to the Blount stockholders in exchange for their shares of Blount Common Stock. The fractional share interests in HBC Class A Common Stock which each holder of Blount Class A Common Stock would otherwise be entitled to receive with respect to the Blount Class A Common Stock will be aggregated, and no holder of shares of Blount Class A Common Stock will receive cash for fractional share interests of Blount Class A Common Stock in an amount equal to or greater than the value of one full share of HBC Class A Common Stock; the fractional share interests in HBC Class B Common Stock which each holder of Blount Class B Common Stock would otherwise be entitled to receive with respect to the Blount Class B Common Stock will be aggregated, and no holder of shares of Blount Class B Common Stock will receive cash for fractional share interests of Blount Class B Common Stock in an amount equal to or greater than the value of one full share of HBC Class B Common Stock.

                 (xvi) None of the compensation received by any stockholder-employee of Blount pursuant to any employment, consulting or similar arrangement (including any covenant not to compete) is or will be separate consideration for, or allocable to, any of such employee-stockholder's shares of Blount Common Stock. None of the shares of HBC Common Stock received by
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Blount, Inc.
October 2, 1995
Page 8

any stockholder-employee of Blount pursuant to the Merger are, or will be, separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of Blount pursuant to any such employment, consulting or similar arrangement (including any covenant not to compete) is or will be for services actually rendered and performed, and will be commensurate with amounts paid by HBC and Blount to comparably qualified and experienced third parties for similar services, on the basis of arm's-length negotiations.

REPRESENTATIONS OF BLOUNT

                 The following written representations have been made to us by Blount, and with your consent, we have relied upon the accuracy and validity of these representations in rendering our opinion:

                 (a) The ratio for the exchange of shares of Blount Common Stock for HBC Common Stock was negotiated through arm's length bargaining between HBC and an independent committee of the Blount Board of Directors, and, as a result, the fair market value of the HBC Common Stock to be received by each holder of Blount Common Stock (other than HBC) pursuant to the Merger Agreement will be approximately equal to the fair market value of the Blount Common Stock surrendered in the exchange.

                 (b) There is no plan or intention on the part of the stockholders of Blount who own five percent (5%) or more of the Blount Common Stock, and to the best of the knowledge of the management of Blount, there is no plan or intention on the part of the other stockholders of Blount to sell, exchange or otherwise dispose of a number of the shares of HBC Common Stock to be received by them in the Merger that would reduce the Blount stockholders' ownership of HBC Common Stock to a number of shares having a value, determined as of the Effective Time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of Blount exchanged by them in the Merger as of the same date. For purposes of this representation, shares of Blount Common Stock exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of HBC Common Stock will be considered as having been sold, exchanged or otherwise disposed of by the holders thereof. In addition, the management of Blount is not aware of any sales, exchanges or other dispositions of Blount Common Stock by any holders thereof prior to the Effective Time of the Merger which were made in contemplation of the Merger.

                 (c) Blount has no plan or intention to issue additional shares of any class of capital stock of Blount that would result in HBC losing control of Blount within the meaning of Section 368(c) of the Code.

                 (d) To the best of the knowledge of the management of Blount, HBC has no plan or intention to do any of the following: to liquidate Blount; to merge Blount with or into
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Blount, Inc.
October 2, 1995
Page 9

another corporation; to cause Blount to sell or otherwise dispose of any of its assets, except for dispositions to be made in the ordinary course of Blount's business; or to sell or otherwise dispose of any of the Blount Common Stock (whether previously owned or acquired by HBC pursuant to the Merger), except for transfers to controlled subsidiary corporations as described in Section 368(a)(2)(C) of the Code.

                 (e) To the best of the knowledge of the management of Blount, HBC has no plan or intention to reacquire any of the HBC Common Stock issued pursuant to the Merger.

                 (f) The stockholders of Blount will pay the expenses, if any, which they incur in connection with the Merger. None of Blount, HBC or T-Sub will pay any of the expenses of the stockholders of Blount, if any, incurred in connection with the Merger. HBC will pay or assume only those expenses of Blount incurred in connection with the Merger that are solely and directly related to the reorganization. HBC and T-Sub will not, however, transfer money or any property directly to Blount or to the stockholders of Blount for the purpose of paying reorganizational expenses of Blount.

                 (g) Except for cash issued in lieu of fractional shares of HBC Common Stock, HBC will acquire Blount Common Stock solely in exchange for HBC Common Stock. For purposes of this representation, Blount Common Stock redeemed for cash or other property furnished by HBC will be considered as having been acquired by HBC for consideration other than HBC Common Stock. Furthermore, none of the Blount Common Stock acquired by HBC will be subject to any liabilities as of the Effective Time of the Merger and HBC will not assume any liabilities of Blount stockholders in connection with the Merger Agreement.

                 (h) At the Effective Time of the Merger, Blount will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire capital stock of Blount which, if exercised or converted, would affect HBC's acquisition or retention of control of Blount, as such term is defined in Section 368(c) of the Code.

                 (i) To the best of the knowledge of the management of Blount, HBC has not acquired, directly or indirectly, any shares of Blount capital stock during the five-year period ending at the Effective Time of the Merger.

                 (j) Following the Merger Blount will continue its historic business or will use a significant portion of its historic assets in the conduct of a business.

                 (k) Blount is not an investment company as such term is defined in Section 368(a)(2)(F)(iii) of the Code.
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Blount, Inc.
October 2, 1995
Page 10


        (l) As of the Effective Time of the Merger, the fair market value of the assets of Blount will exceed the sum of the liabilities of Blount plus the liabilities, if any, to which the assets of Blount are subject.

        (m) The payment of cash in lieu of fractional shares of HBC Common Stock is solely for the purpose of avoiding the expense and inconvenience to HBC of issuing fractional shares, and does not represent separately bargained-for consideration in the Merger. Furthermore, the total amount of cash consideration in lieu of fractional shares of HBC that will be paid to the Blount stockholders pursuant to the Merger Agreement will not exceed one percent (1%) of the total consideration issued in the Merger to the Blount stockholders in exchange for their shares of Blount Common Stock. The fractional share interests in HBC Class A Common Stock which each holder of Blount Class A Common Stock would otherwise be entitled to receive with respect to the Blount Class A Common Stock will be aggregated as to each such holder, and no holder of shares of Blount Class A Common Stock will receive cash for fractional share interests of Blount Class A Common Stock in an amount equal to or greater than the value of one full share of HBC Class A Common Stock; the fractional share interests in HBC Class B Common Stock which each holder of Blount Class B Common Stock would otherwise be entitled to receive with respect to the Blount Class B Common Stock will be aggregated, and no holder of shares of Blount Class B Common Stock will receive cash for fractional share interests of Blount Class B Common Stock in an amount equal to or greater than the value of one full share of HBC Class B Common Stock.

        (n) None of the compensation received by any stockholder-employee of Blount pursuant to any employment, consulting or similar arrangement (including any covenant not to compete) is or will be separate consideration for, or allocable to, any of such employee-stockholder's shares of Blount Common Stock. None of the shares of HBC Common Stock received by any stockholder-employee of Blount pursuant to the Merger is, or will be, separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of Blount pursuant to any such employment, consulting or similar arrangement (including any covenant not to compete) is or will be for services actually rendered and performed, and will be commensurate with amounts paid by HBC and Blount to comparably qualified and experienced third parties for similar services, on the basis of arm's-length negotiations.

                                    OPINION

        Upon the basis of the foregoing facts, representations and assumptions, and solely for purposes of the Code, we are of the opinion that:

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Blount, Inc.
October 2, 1995
Page 11

                 1. For federal income tax purposes the transitory existence of T-Sub will be ignored, and the Merger will be viewed as an acquisition by HBC of Blount Common Stock solely in exchange for HBC Common Stock. Rev. Rul. 67-448, 1967-2 C.B. 144.

                 2. The acquisition by HBC of all of the outstanding Blount Common Stock not previously owned by HBC in exchange solely for shares of HBC Common Stock, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code. Rev. Rul. 67-448, 1967-2 C.B. 144; Treasury Regulation Section 1.368-2(j)(7), Examples (4) and
(5). HBC and Blount each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

                 3. No gain or loss will be recognized by HBC upon the receipt by HBC of the Blount Common Stock from the holders of Blount Common Stock in exchange for HBC Common Stock pursuant to the Merger Agreement.
Section 1032 of the Code.

                 4. No gain or loss will be realized by Blount or by T-Sub as a result of the Merger.

                 5. No gain or loss will be recognized by the shareholders of Blount upon the receipt of HBC Common Stock (including any fractional share interests to which they may be entitled) solely in exchange for their shares of Blount Common Stock. Section 354(a)(1) of the Code.

                 6. The basis of the HBC Common Stock to be received by the Blount shareholders (including any fractional share interest to which they may be entitled) will be the same as the basis of the Blount Common Stock surrendered in the exchange. Section 358(a)(1) of the Code.

                 7. The holding period of the shares of HBC Common Stock (including any fractional share interests to which they may be entitled) received by the shareholders of Blount will include the period during which the stock of Blount Common Stock surrendered in exchange therefor was held, provided that the shares of Blount Common Stock were held as capital assets within the meaning of Section 1221 of the Code as of the Effective Time.
Section 1223(1) of the Code.

                 8. The payment of cash to a Blount shareholder in lieu of issuing a fractional share interest in HBC Common Stock will be treated for federal income tax purposes as if the fractional share actually was issued as part of the Merger and then was redeemed by HBC. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B. 574.

Blount, Inc.
October 2, 1995
Page 12

                 This opinion is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any state or any political subdivision of any state; nor does it extend to any tax effects or consequences of the Merger to HBC or Blount other than those expressly stated in the above opinion. Our opinion, as stated above, is based upon our analysis of the Code, the regulations issued thereunder, current case law and published rulings of the Internal Revenue Service; the foregoing are subject to change, and such changes may be given retroactive effect. In the event of such changes, our opinion as set forth above may be affected and may not be relied upon. Furthermore, no opinion is expressed as to the federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or as to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above opinion.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to this firm under the heading "Certain Federal Income Tax Considerations" in the Registration Statement and in the prospectus which is included as part of the Registration Statement.


                                             Yours very truly,



                                             /s/ SUTHERLAND, ASBILL & BRENNAN